UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 7, 2021

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada		000-50028	46-0484987
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas,	Nevada		89109
(Address of principal executive offices)			(Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	WYNN	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 7, 2021, Wynn Resorts, Limited (the “Company”) announced the appointment of Julie Cameron-Doe as Chief Financial Officer of the Company, effective in the second quarter of 2022. The Company entered into the following employment agreement (the “Agreement”) with Ms. Cameron-Doe, consistent with its historical practice of confirming the terms of its executive’s employment in written agreements.

Pursuant to the Agreement, Ms. Cameron-Doe will receive the following compensation terms upon commencement of service with the Company: (i) an annual base salary of not less than $900,000; (ii) a target annual bonus under the Company’s incentive plan of 200% of her base salary; (iii) an annual restricted share grant under the Company’s 2014 Omnibus Incentive Plan with a target value equivalent to 150% of her base salary; and (iv) an initial restricted share grant equal to $2.5 million under the Company’s 2014 Omnibus Incentive Plan. In addition, the Company will make Ms. Cameron-Doe whole to the extent of certain compensation due but not paid from her prior employer as a result of joining the Company.

Upon termination without “cause” by the Company or upon termination by Ms. Cameron-Doe due to a “material breach” at any time by the Company or for “good reason” following a “change of control” (as these terms are defined in her employment agreement), subject to the execution of a release of claims, Ms. Cameron-Doe is entitled to a separation payment equal to the sum of the following: (a) base salary for the remainder of the term of the Agreement, but not less than 12 months, (b) bonus projected for all bonus periods through the end of the term of the Agreement (based upon the last bonus paid pursuant to the Agreement), but not less than the preceding bonus that was paid; and (c) any accrued but unpaid vacation pay. Ms. Cameron-Doe also is entitled to health benefits coverage under the same plan or arrangement her had immediately prior to termination. Health benefits are to be provided through the remainder of the original term, or until she is covered by a plan of another employer, whichever occurs first. In addition, the restricted stock grant described above will vest pro rata for the number of months served since the grant date upon termination by the Company without “cause” and will vest in full upon termination for “good reason” following a “change of control.”

If Ms. Cameron-Doe is discharged for “cause”, the Company will pay her only the base salary through the termination date. If her employment terminates for any other reason before the expiration of the term (e.g., because of her death, disability or revocation of gaming license), the Company will pay her only the base salary and any accrued but unpaid vacation pay through the termination date.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K and incorporated by reference into this Item 5.02. A copy of the Company’s press release announcing the Agreement is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

99.1	Press release, dated December 7, 2021, of Wynn Resorts, Limited.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: December 8, 2021	By:	/s/ Ellen F. Whittemore
Ellen F. Whittemore
Executive Vice President, General Counsel & Secretary